As filed with the Securities and Exchange Commission on January 25, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
ENSTAR GROUP LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	N/A

(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
P.O. Box HM 2267
Windsor Place, 3rd Floor, 18 Queen Street
Hamilton HM JX
Bermuda
Telephone: (441) 292-3645
(Address, including zip code, telephone number, including area code, of registrant’s principal executive offices)
The Enstar Group, Inc. 1997 Omnibus Incentive Plan
The Enstar Group, Inc. 2001 Outside Directors Stock Option Plan
(Full title of the plan)
Corporation Service Company
80 State Street
Albany, New York 12207-2543
(800) 927-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Richard J. Harris	Robert C. Juelke, Esq.
Chief Financial Officer	Drinker Biddle & Reath LLP
Enstar Group Limited	One Logan Square
P.O. Box HM 2267	18th & Cherry Street
Windsor Place, 3rd Floor, 18 Queen Street	Philadelphia, Pennsylvania 19103
Hamilton HM JX
Bermuda
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Maximum Offering	Aggregate Offering	Amount of
Registered	Registered	Price Per Share	Price	Registration Fee
Ordinary Shares ($1.00 par value) issuable pursuant to options outstanding under The Enstar Group, Inc. 1997 Omnibus Incentive Plan	460,949 (1)	$25.79 (2)	$11,887,875	$468
Ordinary Shares ($1.00 par value) issuable pursuant to options outstanding under The Enstar Group, Inc. 2001 Outside Director’s Stock Option Plan	29,422 (1)	$19.27 (2)	$ 566,962	$ 23
Total Amount of Registration Fee				$491

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement covers such additional ordinary shares as may become issuable as a result of any share split, share dividend or other change in the capitalization of the Registrant.

(2)	Estimated in accordance with Rule 457(c) and (h)(1), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the weighted average exercise price.

PART II
Item 3. Incorporation of Documents by Reference
Item 6. Indemnification of Directors and Officers
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
Opinion of Conyers Dill & Pearlman
Deloitte & Touche Letter
Consent of Deloitte & Touche (for Enstar Group Limited)
Consent of Deloitte & Touche (for Inter-Ocean Holdings Ltd.)
Consent of Deloitte & Touche LLP (for Enstar USA, Inc.)

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Introductory Statement
          Enstar Group Limited, formerly known as Castlewood Holdings Limited (the “Registrant”), is filing this Registration Statement on Form S-8 with respect to up to 460,949 of its ordinary shares, par value $1.00 per share issuable in connection with the The Enstar Group, Inc. 1997 Omnibus Incentive Plan and up to 29,422 of its ordinary shares issuable in connection with The Enstar Group, Inc. 2001 Outside Director’s Stock Option Plan (together, the “Old Enstar Stock Option Plans”).
          Pursuant to that certain Agreement and Plan of Merger, dated as of May 23, 2006, as amended November 21, 2006, among the Registrant, CWMS Subsidiary Corp. (the Registrant’s wholly-owned subsidiary) and The Enstar Group, Inc. (“Old Enstar”), Old Enstar merged with and into CWMS Subsidiary Corp. on January 31, 2007 (the “Effective Time”). At the Effective Time, the Registrant assumed all then outstanding and unexercised options to purchase shares of Old Enstar common stock under the Old Enstar Stock Option Plans, which, as a result of such assumption, became options to purchase the Registrant’s ordinary shares.
Item 3. Incorporation of Documents by Reference.
     There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant:
1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007;

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 10, 2007;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 9, 2007;

4.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 9, 2007;

5.	The Registrant’s Current Report on Form 8-K12B, filed with the SEC on January 31, 2006;

6.	The Registrant’s Current Report on Form 8-K, filed with the SEC on March 1, 2007, as amended by Amendment No. 1 to Form 8-K, filed with the SEC on May 11, 2007;

7.	The Registrant’s Current Report on Form 8-K, filed with the SEC on April 6, 2007;

8.	The Registrant’s Current Report on Form 8-K, filed with the SEC on April 19, 2007;

9.	The Registrant’s Current Report on Form 8-K, filed with the SEC on May 3, 2007;

10.	The Registrant’s Current Report on Form 8-K, filed with the SEC on June 11, 2007;

11.	The Registrant’s Current Report on Form 8-K, filed with the SEC on December 14, 2007; and

12.	The description of the Registrant’s share capital contained in Exhibit 99.1 of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and any amendments or reports filed for the purpose of updating any such description.
     In addition, each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 6. Indemnification of Directors and Officers.
     From and after the effective time of our merger with Old Enstar, we agreed to indemnify and hold harmless all past and present directors, officers, employees and agents of Old Enstar and its subsidiaries before the consummation of the merger for losses in connection with any action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such at or before the effective time of the merger.
     We will indemnify or advance expenses to such persons to the same extent such persons were indemnified or had the right to advancement of expenses under Old Enstar’s articles of incorporation, bylaws and indemnification agreements, if any, as these documents existed on the date of the merger, and to the fullest extent permitted by law. We also have agreed that to the extent permitted by law, and for a period of six years after the effective time of the merger, the provisions that were contained in the articles of incorporation and bylaws of Old Enstar at the time of the merger regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses will (i) be included and caused to be maintained in effect in our memorandum of association and amended and restated bye-laws and (ii) be included and caused to be maintained in effect in Enstar USA, Inc.’s articles of incorporation and bylaws.
     In addition, we have agreed that Enstar USA, Inc. will cause to be maintained, for a period of six years after the consummation of the merger, the policies of directors’ and officers’ liability insurance and fiduciary liability insurance that were maintained by Old Enstar at the time of the merger with respect to claims arising from facts or events that occurred at or before the effective time of the merger. We may substitute policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured. Such substitute policies must be issued by insurance companies having the same or better ratings and levels of creditworthiness as the insurance companies that have issued the current policies.
     Under the Bermuda Companies Act, no indemnification may be provided if the individual is fraudulent or dishonest in the performance of his or her duties to the Registrant (unless a court determines otherwise).
     Our amended and restated bye-laws provide that all of our directors and officers will be indemnified and held harmless out of the assets of the Registrant from and against all losses incurred by such persons in connection with the execution of their duties as directors and officers, except that such indemnity will not extend to any matter in which such person is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty. In addition, our amended and restated bye-laws provide that each shareholder waives any claim, whether individually or on behalf of the Registrant, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Registrant or any subsidiary thereof, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.
     Our bye-laws do not eliminate our directors’ fiduciary duties. The limitation on liability and the waiver of claims of our shareholders may, however, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our shareholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.
     We also have entered into indemnification agreements with our directors and certain officers, which provide, among other things, that the we will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of such indemnitee’s status as one of our directors or officers, such indemnitee was, is or threatened to be made a party or participant in any threatened, pending or completed proceeding, whether of a civil, criminal, administrative, regulatory or investigative nature, against all judgments, fines, penalties, excise taxes, interest and amounts paid in settlement and incurred by such indemnitee in connection with such proceeding. In addition, each indemnification agreement provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the indemnification agreements precludes any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under our governing documents, or any other agreement, any vote of our shareholders or any applicable law.

Item 8. Exhibits.

Exhibit
Number	Description of Document

4.1	Memorandum of Association of Castlewood Holdings Limited (incorporated by reference to Exhibit 3.1 to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Registrant, as filed with the Securities and Exchange Commission and declared effective December 15, 2006).

4.2	Second Amended and Restated Bye-Laws of the Registrant (formerly Castlewood Holdings Limited) (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K12B, as filed with the Securities and Exchange Commission on January 31, 2007).

4.3	Registration Rights Agreement, dated as of January 31, 2007, by and among Castlewood Holdings Limited, Trident II, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Marsh & McLennan Employees’ Securities Company, L.P., J. Christopher Flowers, Dominic F. Silvester and other parties thereto set forth on the Schedule of Shareholders attached thereto (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K12B, as filed with the Securities and Exchange Commission on January 31, 2007.)

4.4	The Enstar Group, Inc. 1997 Amended Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to The Enstar Group, Inc.’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on August 14, 2001), as amended by the Amendment to the 1997 Omnibus Inventive Plan (incorporated by reference to Annex A to the Proxy Statement for the Annual Meeting of Shareholders of The Enstar Group, Inc., as filed with the Securities and Exchange Commission on April 22, 2003).

4.5	The Enstar Group, Inc. 2001 Outside Directors’ Stock Option Plan (incorporated by reference to Annex B to the Proxy Statement for the Annual Meeting of Shareholders of The Enstar Group, Inc., as filed with the Securities and Exchange Commission on May 8, 2001).

5.1*	Opinion of Conyers Dill & Pearman, Bermuda counsel, regarding legality of securities.

15.1*	Deloitte & Touche Letter Regarding Unaudited Financial Information.

23.1*	Consent of Deloitte & Touche (for Enstar Group Limited).

23.2*	Consent of Deloitte & Touche (for Inter-Ocean Holdings Ltd.).

23.3*	Consent of Deloitte & Touche LLP (for Enstar USA, Inc.).

23.4*	Consent of Conyers Dill & Pearman, Bermuda counsel (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature page).

*	Filed herewith

Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on this 25th day of January, 2008.

ENSTAR GROUP LIMITED
By:	/s/ Dominic F. Silvester
Dominic F. Silvester
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard J. Harris and Paul J. O’Shea, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 25th day of January, 2008.

/s/ Dominic F. Silvester	/s/ Richard J. Harris

Dominic F. Silvester	Richard J. Harris
Chief Executive Officer and Director	Chief Financial Officer (signing in his capacity as both principal financial officer and principal accounting officer)

/s/ John J. Oros

Paul J. O’Shea	John J. Oros
Executive Vice President and Director	Executive Chairman and Director

/s/ J. Christopher Flowers	/s/ T. Whit Armstrong

J. Christopher Flowers	T. Whit Armstrong
Director	Director

/s/ T. Wayne Davis	/s/ Paul J. Collins

T. Wayne Davis	Paul J. Collins
Director	Director

/s/ Robert J. Campbell

Gregory L. Curl	Robert J. Campbell
Director	Director

S- 1

EXHIBIT INDEX

Exhibit
Number	Description of Document

4.1	Memorandum of Association of Castlewood Holdings Limited (incorporated by reference to Exhibit 3.1 to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Registrant, as filed with the Securities and Exchange Commission and declared effective December 15, 2006).

4.2	Second Amended and Restated Bye-Laws of the Registrant (formerly Castlewood Holdings Limited) (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K12B, as filed with the Securities and Exchange Commission on January 31, 2007).

4.3	Registration Rights Agreement, dated as of January 31, 2007, by and among Castlewood Holdings Limited, Trident II, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Marsh & McLennan Employees’ Securities Company, L.P., J. Christopher Flowers, Dominic F. Silvester and other parties thereto set forth on the Schedule of Shareholders attached thereto (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K12B, as filed with the Securities and Exchange Commission on January 31, 2007.)

4.4	The Enstar Group, Inc. 1997 Amended Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to The Enstar Group, Inc.’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on August 14, 2001), as amended by the Amendment to the 1997 Omnibus Inventive Plan (incorporated by reference to Annex A to the Proxy Statement for the Annual Meeting of Shareholders of The Enstar Group, Inc., as filed with the Securities and Exchange Commission on April 22, 2003).

4.5	The Enstar Group, Inc. 2001 Outside Directors’ Stock Option Plan (incorporated by reference to Annex B to the Proxy Statement for the Annual Meeting of Shareholders of The Enstar Group, Inc., as filed with the Securities and Exchange Commission on May 8, 2001).

5.1*	Opinion of Conyers Dill & Pearman, Bermuda counsel, regarding legality of securities.

15.1*	Deloitte & Touche Letter Regarding Unaudited Financial Information.

23.1*	Consent of Deloitte & Touche (for Enstar Group Limited).

23.2*	Consent of Deloitte & Touche (for Inter-Ocean Holdings Ltd.).

23.3*	Consent of Deloitte & Touche LLP (for Enstar USA, Inc.).

23.4*	Consent of Conyers Dill & Pearman, Bermuda counsel (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature page).

*	Filed herewith